Exhibit 10.1

EDGEWATER TECHNOLOGY, INC.

SALE BONUS AGREEMENT

This Sale Bonus Agreement (this “Agreement”) is entered into as of March 15, 2018 (the “Effective Date”) by and between Edgewater Technology, Inc. (the “Company”) and Jeffrey L. Rutherford (“Recipient”).

Recitals:

In an effort to secure and retain Recipient’s services by providing an incentive to Recipient to provide services to the Company and its Subsidiaries (collectively, the “Company Group”) from the date of this Agreement through the consummation of a business combination transaction involving the Company and Alithya Group Inc., a company domiciled in the Province of Québec, Canada (“Alithya”), the Company wishes to enter into this Agreement and provide for the compensation specified herein to be paid to Recipient in connection with the consummation of such business combination transaction involving Alithya, subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:

1. Definitions. When used herein, the following terms shall have the following meanings:

(a) “Alithya Transaction” means the business combination transaction (through tender offer, merger, sale or exchange of capital stock, or sale of all or substantially all of its assets or otherwise) with Alithya.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Compensation Committee” means the Compensation Committee of the Company.

(e) “Dividend Amount” means the amount of any dividend paid by the Company to its stockholders on or about the consummation of the Alithya Transaction.

(f) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(g) “Transaction Equity Value” means the total equity value of the Company on a fully diluted basis implied by the daily volume weighted average price per share of common stock of the Company on NASDAQ (as reported by Bloomberg Financial L.P.) for the ten trading day period immediately preceding the date of the consummation of the Alithya Transaction.

2. Sale Bonus.

(a) Sale Bonus. Subject to the conditions set forth in Section 3 hereof, upon the consummation of a the Alithya Transaction, subject to Recipient’s continued employment with the Company on the date of consummation of the Alithya Transaction, Recipient shall be entitled to receive a lump sum cash payment in an amount determined in accordance with this Agreement (the “Sale Bonus”). The amount of the Sale Bonus (if any) that may become payable to Recipient shall be determined based on the Sale Bonus amount corresponding to the amount of the Transaction Equity Value in accordance with the schedule set forth below.

TABLE OF TRANSACTION EQUITY VALUE LEVELS AND CORRESPONDING SALE BONUS AMOUNTS

AMOUNT OF TRANSACTION EQUITY VALUE	SALE BONUS AMOUNT

Less than $120 Million	$250,000 plus to the extent the Dividend Amount exceeds $15 Million, 5% of such excess (“Tranche I Amount”)

Equal to or greater than $120 Million but less than $130 Million	Greater of $750,000 or Tranche I Amount

Equal to or greater than $130 Million	Greater of $1,250,000 or Tranche I Amount

(b) Payment. Subject to the conditions set forth in Section 3 hereof, the Sale Bonus shall be paid to Recipient within 30 days following the date of consummation of the Alithya Transaction based upon the Transaction Equity Value determined as if the date of the Alithya Transaction.

(c) Compensation Committee Determinations. The Compensation Committee shall make all determinations necessary or appropriate to determine the amount of the Transaction Equity Value and the amount of the Sale Bonus. All computations required hereunder shall be made on a pro forma basis taking into account the payment of any entitlements hereunder and under any other similar sale bonus agreements. The Compensation Committee’s determinations shall be final, binding and conclusive upon Recipient, absent manifest error or bad faith.

(d) Expiration. Notwithstanding anything set forth herein to the contrary, this Agreement shall terminate and expire and Recipient shall forfeit all rights hereunder in the event the Alithya Transaction is not consummated by March 31, 2019.

(e) Tax Withholding. Payment of the Sale Bonus hereunder shall be subject to all applicable income and employment taxes and any other amounts that the Company Group is required by any applicable law to deduct and withhold therefrom.

3. Conditions to Payment of Bonus.

(a) Continued Employment. Unless determined otherwise by the Compensation Committee in its sole discretion, in the event of Recipient’s termination of employment for any reason (or no reason) prior to the consummation of the Alithya Transaction, Recipient shall automatically forfeit Recipient’s right to receive the Sale Bonus.

(b) Cooperation. As a condition to receiving the Sale Bonus, Recipient shall be required to actively and satisfactorily cooperate and consult with and provide all reasonable assistance to the Company Group and any of their officers, employees or representatives through the consummation of the Alithya Transaction as determined by the Board.

(c) Release. Upon acceptance of payment of the Sale Bonus, Recipient shall be deemed, absent manifest error or bad faith by the Company, to have (i) accepted all aspects of the calculation of the Transaction Equity Value with respect to the Sale Bonus, and (ii) unconditionally released and discharged the Company Group and each such entity’s respective affiliates, successors and assigns and any and all of its and their past and present directors, managers, officers, employees, agents and representatives from any and all claims in connection with, or in any manner related to or arising under, this Agreement with respect to the Sale Bonus, including, without limitation, the determination of the Sale Bonus and any other matter associated therewith.

4. Unfunded Arrangement. The Sale Bonus hereunder shall not be deemed to create a trust or other funded arrangement. Recipient’s rights with respect to the Sale Bonus shall be those of a general unsecured creditor of the Company, and under no circumstances shall Recipient have any other interest in any assets of the Company by virtue of the award of the Sale Bonus. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Sale Bonus.

5. At-Will Employment; No Right to Continued Employment. Recipient acknowledges and agrees that Recipient’s employment with the Company is and shall remain “at-will” and Recipient’s employment with the Company may be terminated at any time and for any reason (or no reason) by Recipient or the Company, with or without notice. Nothing in this Agreement shall confer upon Recipient any right to continued employment with the Company Group (or any such entity’s affiliates, successors or assigns) or to interfere in any way with the right of the Company Group (or any such entity’s affiliates, successors or assigns) to terminate Recipient’s employment at any time.

6. Restrictive Covenants. As partial consideration for, and as a condition to receiving, the Sale Bonus hereunder, Recipient acknowledges and agrees to the restrictive covenants set forth in Exhibit A hereto, which are hereby incorporated herein by reference as if fully set forth herein. In the event of any violation by Recipient of such restrictive covenants, the Sale Bonus shall be immediately forfeited as of the date of such violation without any consideration being paid therefor and otherwise without any further action of the Company whatsoever, and any Sale Bonus previously paid to Recipient shall be immediately repaid to the Company. This Section 6 shall survive the termination of Recipient’s employment for any reason.

7. Other Benefits. The Sale Bonus is a special incentive payment to Recipient and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

8. Section 280G. If any payment or benefit Recipient would receive pursuant to this Agreement or otherwise, including, without limitation, accelerated vesting of any equity compensation (“Payment”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Recipient’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reduced before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. Any good faith determinations by the Company (or its accountants) under this Section 8 shall be final, binding and conclusive upon Recipient.

9. Section 409A Compliance. Although the Company Group does not guarantee the tax treatment of the Sale Bonus payment hereunder, the intent of the parties is that payment of the Sale Bonus under this Agreement be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. In no event whatsoever shall the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on Recipient by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.

10. Governing Law; Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the relationship of the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts and the appellate courts having jurisdiction of appeals in such courts.

11. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

12. Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Recipient may not assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the Board. Any purported assignment or delegation by Recipient in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement to any Person that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

14. No Obligation; Company Discretion. No provision of this Agreement shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate the Alithya Transaction. The decision to consummate the Alithya Transaction, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.

15. Entire Agreement; Amendment. Except as specifically contemplated herein, this Agreement constitutes the entire agreement by Recipient and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between Recipient and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified by the Company at any time, provided that in no event shall any amendment or modification adversely affect in any material respect the rights of Recipient hereunder without the prior written consent of Recipient.

[Remainder of Page Intentionally Left Blank]

EXECUTED as of the date first written above.

RECIPIENT:

/s/ Jeffrey L. Rutherford
Jeffrey L. Rutherford

COMPANY:

Edgewater Technology, Inc.

By: /s/ Timothy R. Oakes
Name: Timothy R. Oakes
Title: CFO

EXHIBIT A

RESTRICTIVE COVENANTS AND REMEDIES

1. Confidentiality. During the course of Recipient’s employment and service with the Company and/or its Subsidiaries (the “Company Group”), Recipient will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning the Alithya Transaction, finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, prospective customers, suppliers, vendors, partners and/or competitors. Recipient agrees that Recipient shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any Person, other than in the course of Recipient’s assigned duties and for the benefit of the Company Group any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company Group. The restrictions on the disclosure of Confidential Information set forth in this paragraph 1 shall apply during the period of Recipient’s employment and service with the Company Group and for the five year period thereafter; provided to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this paragraph 1 is not intended to, and does not, limit the Company Group’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of the Company Group. Further, the terms and conditions of this Agreement shall remain strictly confidential, and Recipient hereby agrees not to disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors or personal tax or financial advisors, or, solely for the purpose of disclosing the limitations on Recipient’s conduct imposed by the provisions of this Agreement, prospective future employers who, in each case, agree to keep such information confidential. Nothing in this Agreement shall prohibit or impede Recipient from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Recipient understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Recipient understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Recipient be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company Group without prior written consent of an authorized officer of the Company.

2. Non-Solicitation Covenants. Recipient agrees that to preserve the confidentiality of the Confidential Information, to prevent the theft or misuse of the Confidential Information, to protect the Company Group’s relationships with both its potential and existing customers, to protect the Company

A-1

Group’s goodwill, and to protect the Company Group from improper or unfair competition, Recipient will not, directly or indirectly:

(a) Non-Solicitation of Employees. During Recipient’s employment with the Company Group and for a period of 24 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, solicit, divert, or attempt to solicit or divert, from the Company Group any employee or any Person providing services to, or on behalf of, the Company Group, or influence any such Person to no longer serve as an employee or provide services to, or for, the Company Group.

(b) Non-Solicitation of Customers or Potential Customers. During Recipient’s employment with the Company Group and for a period of 24 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, solicit, divert, or attempt to solicit or divert from the Company Group, any work or business related to the business of the Company Group, or otherwise related to any activity that is competitive with the Company Group, from any customer or potential customer of the Company Group for either the Recipient or any other entity that may employ, engage or associate with the Recipient in any fashion. For purposes of applying the covenant in this paragraph 2(b) after the termination of Recipient’s employment, a “customer” of the Company Group is any customer to whom the Company Group has sold products or rendered services at any time during the two year period preceding the date of employment termination. For purposes of this paragraph 2(b) only, Recipient will not be deemed to have violated this paragraph 2(b) in the event Recipient becomes employed, engaged or associated with another entity that conducts business with a customer or potential customer of the Company Group provided Recipient does not have any direct or indirect interaction with such customer or potential customer in violation of this paragraph 2(b).

3. Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. This Agreement does not, in any way, restrict or impede Recipient from exercising Recipient’s rights under Section 7 of the National Labor Relations Act or exercising other protected rights to the extent that such rights cannot be waived by agreement. In the event of any violation of the provisions of this Agreement, Recipient acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

4. Remedies. Recipient acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Recipient agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

A-2